Exhibit 99.2

NIKOLA ORDERS ENOUGH ELECTROLYSIS EQUIPMENT FROM NEL TO PRODUCE 40,000 KGs OF HYDROGEN PER DAY

PHOENIX, Ariz. (June 3, 2020) — Nikola Corporation who becomes publicly traded on June 4, 2020 on the Nasdaq (NKLA), signed a purchase order with Nel ASA (Nel, OSE: NEL), for 85-megawatt alkaline electrolyzers supporting five of the world’s first 8 ton per day hydrogen fueling stations. Together, these electrolyzers may produce over 40,000 kgs of hydrogen each day.

The purchase order has a value in excess of USD $30 million, and the electrolyzers will primarily be delivered from the new electrolyzer mega-factory currently under development in Norway. This purchase order will support Nikola’s five initial stations with 8 ton per day hydrogen production capacity. The remaining equipment will be covered by a separate purchase order that is expected to be finalized within the coming months.

“We are building the largest hydrogen network in the world and I couldn’t be prouder to have Nel part of it,” said Trevor Milton, Nikola Corporation’s founder and executive chairman. “These electrolyzers will support five heavy duty hydrogen stations which will cover multiple states and trucking routes. The future of clean transportation is here, and fleets are lining up to be part of the transition with Nikola.”

The framework agreement was one of the key triggers for Nel deciding to develop it’s alkaline electrolyzer mega-factory in Norway and has enabled Nikola to reserve capacity in the new plant.

“We’re very excited to have reached this landmark milestone with Nikola Corporation. Since our partnership began in 2017, we have been working together to develop a massive large-scale hydrogen fueling station. It’s been amazing to see the significant progress made by the Nikola team specific to vehicle development and the station design, and now we are ready to start building,” says Jon André Løkke, chief executive officer of Nel.

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About Nikola Corporation

Nikola Corporation is globally transforming the transportation industry. As a designer and manufacturer of battery-electric and hydrogen-electric vehicles, electric vehicle drivetrains, vehicle components, energy storage systems, and hydrogen fueling station infrastructure, Nikola is driven to revolutionize the economic and environmental impact of commerce as we know it today. Founded in 2015, Nikola Corporation is headquartered in Phoenix, Arizona and becomes publicly traded on the Nasdaq beginning June 4th under the ticker NKLA. For more information, visit nikolamotor.com or Twitter: @nikolamotor.

About Nel ASA

Nel is a global, dedicated hydrogen company, delivering optimal solutions to produce, store, and distribute hydrogen from renewable energy. We serve industries, energy, and gas companies with leading hydrogen technology. Our roots date back to 1927, and since then, we have had a proud history of development and continuous improvement of hydrogen technologies. Today, our solutions cover the entire value chain: from hydrogen production technologies to hydrogen fueling stations, enabling industries to transition to green hydrogen, and providing fuel cell electric vehicles with the same fast fueling and long range as fossil-fueled vehicles - without the emissions. For more information, visit www.nelhydrogen.com

Forward Looking Statements Certain statements included in this press release that are not historical facts are forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. Forward-looking statements generally are accompanied by words such as "believe," "may," "will," "estimate," "continue," "anticipate," "intend," "expect," "should," "would," "plan," "predict," "potential," "seem," "seek," "future," "outlook," and similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These forward-looking statements include, but are not limited to, statements regarding the company’s projected buildout of hydrogen stations; hydrogen production volumes for the proposed stations; the company’s expectations for its trucks and hydrogen fuel cell network; market acceptance of hydrogen fuel solutions; and market opportunity. These statements are based on various assumptions, whether or not identified in this press release, and on the current expectations of Nikola's management and are not predictions of actual performance. Forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements, including but not limited to general economic, financial, legal, political and business conditions and changes in domestic and foreign markets; the potential effects of COVID-19; the outcome of judicial proceedings to which Nikola is, or may become a party; failure to realize the anticipated benefits of the recently completed business combination; the conversion of pre-orders into binding orders; risks related to the rollout of Nikola's business and the timing of expected business milestones; the effects of competition on Nikola's future business; the availability of capital; and the other risks discussed under the heading "Risk Factors" in the definitive proxy statement/prospectus/information statement filed by VectoIQ on May 8, 2020 and other documents Nikola files with the SEC in the future. If any of these risks materialize or our assumptions prove incorrect, actual results could differ materially from the results implied by these forward-looking statements. These forward-looking statements speak only as of the date hereof and Nikola specifically disclaims any obligation to update these forward-looking statements.

For Media Inquiries, please contact:

Nicole Rose
602-499-4795
nicole.rose@nikolamotor.com

Colleen Robar
313-207-5960
crobar@robarpr.com